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                               EXHIBIT (3)(a)(1)
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              FORM OF AMENDED AND RESTATED PRINCIPAL UNDERWRITING
                                   AGREEMENT
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                             AMENDED AND REINSTATED
                        PRINCIPAL UNDERWRITING AGREEMENT


     THIS AMENDED AND REINSTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of May, 2002, by and between AFSG SECURITIES CORPORATION ("AFSG"), a Pennsylvania corporation, and TRANSAMERICA LIFE INSURANCE COMPANY ("Transamerica"), an Iowa corporation, on its own behalf and on behalf the separate investment accounts of Transamerica set forth in Exhibit
                                                                        -------
A attached hereto and made a part hereof (collectively, the "Account").
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                                  WITNESSETH:

     WHEREAS, the Account was established or acquired by TRANSAMERICA under the laws of the State of Iowa, pursuant to a resolution of Transamerica's Board of Directors in order to set aside the investment assets attributable to certain flexible premium, multi-funded annuity contracts ("Contracts") issued by Transamerica;

     WHEREAS, Transamerica has registered or will register the Account with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, Transamerica has registered or will register the Contracts under the Securities Act of 1933 (the "1933 Act");

     WHEREAS, AFSG is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"), and a member of

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the National Association of Securities Dealers, Inc. (the "NASD") prior to the offer and sale of the Contracts; and

     WHEREAS, Transamerica proposes to have the Contracts sold and distributed through AFSG, and AFSG is willing to sell and distribute such Contracts under the terms stated herein;

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1.  Appointment as Distributor/Principal Underwriter.  Transamerica grants
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to AFSG the exclusive right to be, and AFSG agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. AFSG agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.

     2.  Prospectus.  AFSG agrees to offer the Contracts for sale in accordance
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with the registration statements and prospectus therefor then in effect.  AFSG is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by Transamerica.

     3.  Considerations.  All premiums, purchase payments or other moneys
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payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to Transamerica or its designated servicing agent and shall become the exclusive property of Transamerica. Checks or money orders in payment under the Contracts shall be drawn to the order of

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"Transamerica Life Insurance Company" and funds may be remitted by wire if prior written approval is obtained from Transamerica.

     4.  Copies of Information.  On behalf of the Account, Transamerica shall
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furnish AFSG with copies of all prospectuses, financial statements and other documents which AFSG reasonably requests for use in connection with the distribution of the Contracts.

     5.  Representations.  AFSG represents that it is (a) duly registered as a
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broker-dealer under the 1934 Act, (b) a member in good standing of the NASD and
(c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. AFSG shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules and federal and state securities and insurance laws and regulations. Further, AFSG represents and warrants that it will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Company.

     6.  Other Broker-Dealer Agreements.  AFSG is hereby authorized to enter
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into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by AFSG shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the NASD Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as

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adopted by the Company, and shall be in such form and contain such other provisions as Transamerica may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the NASD and licensed and appointed by Transamerica for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.

     7.  Insurance Licensing and Appointments.  Transamerica shall apply for the
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proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with AFSG or with other independent broker-dealers that have entered into sales agreements with AFSG for the sale of Contracts, provided that Transamerica reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

     8.  Recordkeeping.  Transamerica and AFSG shall cause to be maintained and
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preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of Transamerica, of the Account, and of AFSG as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Transamerica (or such other entity engaged by Transamerica for this purpose), on behalf of and as agent for

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AFSG, shall maintain AFSG's books and records pertaining to the sale of
Contracts to the extent as mutually agreed upon from time to time by Transamerica and AFSG; provided that such books and records shall be the property of AFSG, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. Transamerica shall be responsible for sending on behalf of and as agent for AFSG all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by Transamerica. AFSG shall cause Transamerica to be furnished with such reports as Transamerica may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions. Transamerica agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.

     9.  Commissions.  Transamerica shall have the responsibility for paying on
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behalf of AFSG (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between AFSG and such broker-dealers as agreed to by Transamerica and (b) all commissions or other fees to associated persons of AFSG which are due for the sale of the Contracts in the amounts and on such terms and conditions as Transamerica and AFSG determine. Notwithstanding the preceding

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sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to AFSG as set forth herein.

     10.  Expense Reimbursement.  Transamerica shall reimburse AFSG for all
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costs and expenses incurred by AFSG in furnishing the services, materials, and supplies required by the terms of this Agreement.

     11.  Indemnification.  Transamerica agrees to indemnify AFSG for any losses
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incurred as a result of any action taken or omitted by AFSG, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

     12.  Regulatory Investigations.  AFSG and Transamerica agree to cooperate
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fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. AFSG and Transamerica further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to Transamerica, AFSG, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) AFSG will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by Transamerica with respect to AFSG or any representative or which may affect Transamerica's issuance of any Contracts marketed under this Agreement; and

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     (b)  AFSG will promptly notify Transamerica of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by AFSG or any representative with respect to Transamerica or its affiliates in connection with any Contracts distributed under this Agreement.

     In the case of a customer complaint, AFSG and Transamerica will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

     13.  Termination.
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     (a)  This Agreement may be terminated by either party hereto upon 60 days'
prior written notice to the other party.

     (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

     (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

     (d) AFSG shall not assign or delegate its responsibilities under this Agreement without the written consent of Transamerica.

     (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by Transamerica prior to termination.

     14.  Regulatory Impact.  This Agreement shall be subject to, among other
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laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and

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rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     AFSG shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     15.  Severability.  If any provision of this Agreement shall be held or
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made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     16.  Choice of Law.  This Agreement shall be construed, enforced and
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governed by the laws of the State of Iowa.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

AFSG SECURITIES CORPORATION                 TRANSAMERICA LIFE
                                            INSURANCE COMPANY

By:________________________                 By:____________________________
   Lisa A. Wachendorf                          Frank A. Camp

Title: Vice President and                        Title:  Vice President
       Chief Compliance Officer

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                                   EXHIBIT A

                               Separate Accounts

1.  Separate Account VA A

2.  Separate Account VA B

3.  Separate Account VA C

4.  Separate Account VA D

5.  Separate Account VA E

6.  Separate Account VA F

7.  Separate Account VA I

8.  Separate Account VA J

9.  Separate Account VA K

9.  Retirement Builder Variable Annuity Account

10. Separate Account VL A

11. Legacy Builder Variable Life Separate Account

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